Exhibit 99.1

Ceridian Reports Fourth Quarter and Full Year 2022 Results

Dayforce recurring revenue up 31.7% year-over-year in the fourth quarter, or 34.7% on a constant currency basis

Revenue of $336.1 million, up 19.1% year-over-year in the fourth quarter, or 23.0% on a constant currency basis

Annual Dayforce gross revenue retention rate of 97.1%

Minneapolis, MN and Toronto, ON, February 8, 2023 - Ceridian HCM Holding Inc. (“Ceridian”) (NYSE:CDAY) (TSX:CDAY), a global leader in human capital management (HCM) technology, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2022.

“We delivered another strong period of financial and operating performance in the fourth quarter, growing Dayforce recurring revenue at 34.7% on a constant currency basis,” said David Ossip, Chair and Co-CEO of Ceridian. “The combination of the quality of our team, our differentiated technology, and just the sheer size of the addressable global HCM market, gives me tremendous confidence in our ability to deliver value to our stakeholders both in the near and longer term.”

“Our company is efficiently managed and the results are noteworthy,” said Leagh Turner, Co-CEO of Ceridian. “I am proud of the continued momentum across the organization and the relentless focus of our team on making our customers more efficient and enabling their success.”

“Our fourth quarter results exceeded our guidance across all metrics," said Noemie Heuland, CFO of Ceridian. “We ended the year with strong Dayforce recurring revenue momentum, operating profit expansion, and significantly increased cash-flow generation. This gives us great confidence entering 2023 and sets us up to make meaningful progress towards our mid-term commitment of profitable growth.”

Financial Highlights for the Fourth Quarter 20221

•
Total revenue was $336.1 million, an increase of 19.1%, or 23.0% on a constant currency basis.
•
Dayforce recurring revenue was $224.5 million, an increase of 31.7%, or 34.7% on a constant currency basis. Excluding float revenue, Dayforce recurring revenue was $198.3 million, an increase of 21.5%, or 24.3% on a constant currency basis.
•
Cloud recurring gross margin was 74.0%, compared to 72.2%. Adjusted cloud recurring gross margin was 76.2%, compared to 73.8%.
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Operating profit was $3.3 million, or 1.0% of revenue, compared to $2.6 million, or 0.9% of revenue. Adjusted operating profit was $51.7 million, or 15.4% of revenue, compared to $23.4 million, or 8.3% of revenue.
•
Net loss was $5.2 million, compared to $9.5 million. Adjusted net income was $35.9 million, compared to $13.9 million.
•
Adjusted EBITDA was $67.7 million, compared to $38.7 million.
•
Diluted net loss per share was $0.03, compared to $0.06. Adjusted diluted net income per share was $0.23, compared to $0.09.
•
Net cash provided by operating activities was $41.8 million, compared to net cash used in operating activities of $0.1 million.

1 | Q4 2022 Earnings Release

Financial Highlights for the Full Year 20221

•
Total revenue was $1,246.2 million, an increase of 21.7%, or 24.0% on a constant currency basis.
•
Cloud annualized recurring revenue ("ARR") was $1,041.3 million, an increase of 33.5%, or $261.5 million.2
•
Dayforce recurring revenue was $815.2 million, an increase of 30.1%, or 31.7% on a constant currency basis. Excluding float revenue, Dayforce recurring revenue was $752.8 million, an increase of 26.1%, or 27.7% on a constant currency basis.
•
Cloud recurring gross margin was 72.0%, compared to 72.3%. Adjusted cloud recurring gross margin was 75.7%, compared to 73.9%.
•
Operating loss was $25.8 million, or 2.1% of revenue, compared to $35.5 million, or 3.5% of revenue. Adjusted operating profit was $196.2 million, or 15.7% of revenue, compared to $110.6, or 10.8% of revenue.
•
Annual Dayforce revenue retention rate was 97.1% for the full year of 2022, compared to 97.1%.2
•
Net loss was $73.4 million, compared to $75.4 million. Adjusted net income was $120.5 million, compared to $64.3 million.
•
Adjusted EBITDA was $250.4 million, compared to $162.5 million.
•
Diluted net loss per share was $0.48, compared to $0.50. Adjusted diluted net income per share was $0.77, compared to $0.41.
•
Net cash provided by operating activities was $132.6 million, compared to $48.8 million.
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Cash and equivalents were $431.9 million as of December 31, 2022, compared to $367.5 million as of December 31, 2021.

Supplemental Detail

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5,993 Dayforce customers were live on the Dayforce platform as of December 31, 2022, an increase of 145 customers since September 30, 2022 and an increase of 559 customers since December 31, 2021 or 10.3% year-over-year.2
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5.95 million global employees were live on the Dayforce platform as of December 31, 2022, up 17.1% compared to 5.08 million global employees as of December 31, 2021.2
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Dayforce recurring revenue per customer was $121,425 for the trailing twelve months ended December 31, 2022, an increase of 11.8%.3
•
The average float balance for Ceridian's customer funds during the quarter increased 6.3% to $4,284.4 million and the average yield on Ceridian's float balance was 3.01%, an increase of 200 basis points year over year. On a constant currency basis, the average float balance for Ceridian's customer funds increased 8.9%. As a result, float revenue from invested customer funds was $32.8 million. The allocation of float revenue to Dayforce and Cloud revenue was $26.2 million and $30.5 million, respectively.
•
Effective December 1, 2022, as a result of reviewing its customer lifecycle analysis, Ceridian increased the expected period of benefit of its deferred sales commissions from five years to ten years. This change in accounting estimate and related customer period of benefit is largely attributable to new evidence of longer customer relationships such as increases in proportion of new customer contracts greater than three years as well as Ceridian's continued high customer retention rates. The change was made on a prospective basis, and as a result, reduced commissions expense by $3.2 million for the three and twelve months ended December 31, 2022. This change in estimate will also impact future periods.

2 | Q4 2022 Earnings Release

•
In fiscal year 2022, the average U.S. dollar to Canadian dollar foreign exchange rate was $1.36 and $1.30, with a daily range of $1.32 to $1.39 and $1.25 to $1.39 for the three and twelve months ended December 31, 2022 compared to $1.26 and $1.25, with a daily range of $1.23 to $1.29 and $1.20 to $1.29 for the three and twelve months ended December 31, 2021. To present the performance of the business excluding the effect of foreign currency rate fluctuations, Ceridian presents revenue on a constant currency basis, which it believes is useful to management and investors. Revenue was calculated on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

Summary of Full Year 2022 FX Impact
(Dollars in millions)	Q1	Q2	Q3	Q4	FY22
Dayforce recurring revenue excluding float	0.6	(2.4)	(2.9)	(4.6)	(9.3)
Cloud revenue	0.3	(4.6)	(5.0)	(8.6)	(17.9)
Total revenue	0.0	(6.1)	(6.8)	(10.9)	(23.8)
Float revenue	0.0	(0.3)	(0.3)	(1.0)	(1.6)

1 The financial highlights are on a year-over-year basis, unless otherwise stated. All financial results are reported in U.S. dollars unless otherwise stated.

2 Excluding the 2021 acquisitions of Ascender HCM Pty Limited ("Ascender") and ATI ROW, LLC and ADAM HCM MEXICO, S. de R.L. de C.V. (collectively, "ADAM HCM").

3 Excluding float revenue, the impact of lower employment levels in 2021 due to the Coronavirus disease 2019 ("COVID-19") pandemic, Ascender and ADAM HCM revenue and on a constant currency basis.

Business Highlights

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Ceridian was named a Leader in the Human Capital Management – Enterprise Data Quadrant by SoftwareReviews and selected as the Best HRIS and Payroll Solution at the HRM Asia Readers’ Choice Awards 2022.
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Ceridian was recognized as an employer of choice by Computerworld as a 2023 Best Places to Work in IT, Newsweek as America’s Most Responsible Companies 2023, and one of Greater Toronto’s Top Employers 2023.
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Ceridian welcomed its customer community and a record number of partners and prospects to INSIGHTS 2022, Ceridian’s global customer conference, in Las Vegas.

Sales Highlights

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One of the world’s largest payment processing corporations chose Dayforce to unify payroll and workforce management for 15,000 employees across more than 80 countries.
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A medical technology innovator headquartered in Germany selected Dayforce for a modern pay experience for 18,000 employees across the U.S. and Canada.
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A global auto parts manufacturer with approximately 40,000 employees in North America chose to further unify its workforce on a single HCM platform with Dayforce.
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One of the world’s leading mining and infrastructure solutions providers with operations in more than 40 countries, chose Dayforce as its centralized platform for global managed payroll and workforce management for more than 12,000 employees.
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A U.S. consumer goods manufacturer with 35,000 employees globally chose Dayforce for its Latin America and Asia Pacific operations, standardizing on a single global solution for payroll and workforce management.
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To streamline operations and support its growth goals, a global benefits administrator selected Dayforce to help service 35,000 pensioners across North America.
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A Canadian airline with more than 20,000 employees chose Dayforce to modernize its workforce management operations while streamlining operations and enhancing the employee experience.

3 | Q4 2022 Earnings Release

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A multinational hotel and restaurant company based in the U.K. selected the full Dayforce suite to fuel growth plans globally with a modern, intuitive, and engaging experience for its 38,000 employees.

Customer Highlights

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A global professional services firm recently went live with Dayforce – streamlining payroll for 55,000 employees in the U.S. and Canada.
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One of the world’s largest express transportation and shipping companies migrated to Dayforce for a modern pay experience for 12,000 employees.
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A leading global retailer successfully migrated to Dayforce for HR, payroll, and workforce management for 10,000 employees in the United Kingdom due to a successful collaboration with a Ceridian system integrator partner.
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A major American cargo and passenger airline launched Dayforce for payroll, time and attendance, and managed benefits to 7,400 employees.
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The largest provider of commercial restaurant equipment, supplies, and solutions to the U.S. food services industry went live with the full suite of Dayforce capabilities – streamlining HR operations for 3,800 employees.
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A leading U.S. dental care provider implemented Dayforce for payroll, benefits, time and attendance, and talent management, to keep up with its fast-paced growth and to improve the employee experience for 2,700 workers.
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One of the largest dental support organization’s in the Asia Pacific Japan region went live with the full suite of Dayforce capabilities for its 1,000 employees due to a successful collaboration with a Ceridian system integrator partner.

Platform and Roadmap Highlights

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Ceridian launched Dayforce Wallet in the United Kingdom, and delivered a new Dayforce Wallet cash back program, Dayforce Rewards, in the U.S. As of December 31, 2022, Ceridian had more than 1,450 customers signed onto Dayforce Wallet with over 880 customers live on the product and an average registration rate above 45% of all eligible employees and the typical wallet user uses the wallet about 25 times per month.
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To support the largest global organizations, Ceridian enhanced tax fulfillment services in Dayforce, and delivered on-demand pay file services in Dayforce Wallet.
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At Ceridian INSIGHTS 2022, Ceridian introduced its customer and partner community to new and forthcoming Dayforce features, including: Mobile Benefits Enrollment, Experience Hub, People Analytics, Agile Organization Management, and Ideal Talent Marketplace.
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Ceridian advanced its global pay capabilities through the availability of Dayforce Payroll in Malaysia, the Philippines, Singapore, and Thailand.
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Ceridian expanded its strong partner ecosystem to more than 170 partners, including more than 30 system integrators, providing enhanced choice, scale, and innovation to its customers.

4 | Q4 2022 Earnings Release

Business Outlook

Based on information available as of February 8, 2023, Ceridian is issuing the following guidance for the first quarter and full year of 2023 as indicated below. Comparisons are on a year-over-year basis, unless stated otherwise.

First Quarter 2023 Guidance

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Total revenue of $359 million to $363 million, or an increase of 22% to 24% on a GAAP basis and 25% to 26% on a constant currency basis.
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Dayforce recurring revenue, excluding float of $222 million to $224 million, or an increase of 23% to 24% on a GAAP basis and 25% to 26% on a constant currency basis.
o
Ceridian expects tax migration from the legacy Bureau infrastructure to the same platform as Dayforce to contribute approximately 550 basis points of growth in the first quarter of 2023.
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Float revenue of $45 million.
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Adjusted EBITDA of $92 million to $95 million.

Full Year 2023 Guidance

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Total revenue of $1,480 million to $1,500 million, or an increase of 19% to 20% on a GAAP basis and 20% to 21% on a constant currency basis.
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Dayforce recurring revenue, excluding float of $936 million to $946 million, or an increase of 24% to 26% on a GAAP basis and 25% to 27% on a constant currency basis.
o
Ceridian expects tax migration from the legacy Bureau infrastructure to the same platform as Dayforce to contribute approximately 460 basis points of growth in fiscal year 2023.
•
Float revenue of $150 million.
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Adjusted EBITDA of $360 million to $375 million.

Supplemental guidance details

First Quarter 2023 Guidance		Supplemental Commentary and Factors
Total Revenue	$359 million to $363 million, an increase of 22% to 24% on a GAAP basis and 25% to 26% on a constant currency basis.

Ceridian expects Bureau recurring revenue excluding float to decline greater than 40% on a GAAP basis and on a constant currency basis as a result of tax migration and the sunsetting of certain legacy products.

Ceridian expects PowerPay recurring revenue excluding float to remain flat on a GAAP basis and to increase 5 to 6% on a constant currency basis.

Dayforce recurring revenue excluding float	$222 million to $224 million, an increase of 23% to 24% on a GAAP basis and by 25% to 26% on a constant currency basis.

Ceridian expects employment levels to reflect a normalized seasonal cadence.

Ceridian expects tax migration from the legacy Bureau infrastructure to the same platform as Dayforce to contribute approximately 550 basis points of growth in the first quarter of 2023.

Float revenue	$45 million	Float guidance reflects the near-term rate environment and the rolling maturity of the laddered core portfolio.
Adjusted EBITDA	$92 million to $95 million	Ceridian continues to make investments to expand its global HCM footprint.

5 | Q4 2022 Earnings Release

Fiscal Year 2023 Guidance		Supplemental Commentary and Factors
Total Revenue	$1,480 million to $1,500 million, an increase of 19% to 20% on a GAAP basis and 20% to 21% on a constant currency basis.

Ceridian expects Bureau recurring revenue excluding float to decline greater than 38% on a GAAP basis and to decline greater than 36% on a constant currency basis as a result of tax migration and the sunsetting of certain legacy products.

Ceridian expects PowerPay recurring revenue excluding float to decline 1% to 2% on a GAAP basis and to increase 1% on a constant currency basis.

Dayforce recurring revenue excluding float	$936 million to $946 million, an increase of 24% to 26% on a GAAP basis and 25% to 27% on a constant currency basis.

Ceridian expects employment levels to reflect a normalized seasonal cadence.

Ceridian expects tax migration from the legacy Bureau infrastructure to the same platform as Dayforce to contribute approximately 460 basis points of growth in fiscal year 2023.

Float revenue	$150 million	Float guidance reflects the near-term rate environment and the rolling maturity of the laddered core portfolio.
Adjusted EBITDA	$360 million to $375 million	Ceridian continues to make investments to expand its global HCM footprint.

Ceridian has not reconciled the Adjusted EBITDA range for the first quarter or full year of 2023 to the directly comparable GAAP financial measure because applicable information for the future period, on which this reconciliation would be based, is not available without unreasonable efforts due to uncertainty regarding, and the potential variability of, depreciation and amortization, share-based compensation expense and related employer taxes, changes in foreign currency exchange rates, and other items.

Foreign Exchange

For the full year and first quarter of 2023, Ceridian's guidance assumes an average U.S dollar to Canadian dollar foreign exchange rate of $1.34, compared to an average rate of $1.27 for the first quarter of 2022 and $1.30 for the full year of 2022.

Conference Call Details

Ceridian will host a conference call to discuss the fourth quarter and fiscal year 2022 earnings at 5:00 p.m. Eastern Time on February 8, 2023. A live Zoom Video Webinar of the event can be accessed at that time, through a direct registration link at https://ceridian.zoom.us/webinar/register/WN_1W2n3mQgSWK7YmHryPLegw. Alternatively, the event can be accessed from the Events & Presentations page on Ceridian’s Investor Relations website at https://investors.ceridian.com. A replay and transcript will be available after the conclusion of the live event on Ceridian’s Investor Relations website.

About Ceridian HCM Holding Inc.

Ceridian. Makes Work Life Better™.

Ceridian is a global human capital management software company. Dayforce, the flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. The Dayforce platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

6 | Q4 2022 Earnings Release

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this press release are forward-looking statements. Forward-looking statements give Ceridian’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. Users can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements in this press release include statements relating to the fiscal year of 2023, as well as those relating to future growth initiatives. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “seek,” “plan,” “intend,” “believe,” “will,” “may,” “could,” “continue,” “likely,” “should,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events but not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release are based on assumptions that Ceridian has made in light of its industry experience and its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. As users consider this press release, it should be understood that these statements are not guarantees of performance or results. These assumptions and Ceridian’s future performance or results involve risks and uncertainties (many of which are beyond its control). In particular:

•
its inability to manage its growth effectively or execute on its growth strategy;
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its failure to provide new or enhanced functionality and features;
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its inability to successfully compete in the market in which Ceridian operates and expand its current offerings into new markets or further penetrate existing markets due to competition;
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its inability to offer and deliver high-quality technical support, implementation and professional services;
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system breaches, interruptions or failures, including cyber-security breaches, identity theft, or other disruptions that could compromise customer information or sensitive company information;
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its failure to comply with applicable privacy, security, data, and financial services laws, regulations and standards, including its ongoing consent order with the Federal Trade Commission regarding data protection;
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its failure to properly update its solutions to enable its customers to comply with applicable laws;
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its failure to manage its aging technical operations infrastructure;
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its inability to maintain necessary third-party relationships, and third-party software licenses, and identify errors in the software it licenses;
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its inability to attract and retain senior management employees and highly skilled employees;
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the impact of its outstanding debt obligations on its financial condition, results of operations, and value of its common stock; or
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the duration and scope of the COVID-19 pandemic, including the uncertainty around the surge of different variants and the actions that governmental authorities may take in all the jurisdictions where Ceridian operates.

Although Ceridian has attempted to identify important risk factors, additional factors or events that could cause Ceridian’s actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for Ceridian to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of Ceridian’s assumptions prove incorrect, its actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements. In addition to any factors and assumptions set forth above in this press release, the material factors and assumptions used to develop the forward-looking information include, but are not limited to: the general economy remains stable; the competitive environment in the HCM market remains stable; the demand environment for HCM solutions remains stable; Ceridian’s implementation capabilities and cycle times remain stable; foreign exchange rates, both current and those used in developing forward-looking statements, specifically USD to CAD, remain stable at, or near, current rates; Ceridian will be able to maintain its relationships with its employees, customers and partners; Ceridian will continue to attract qualified personnel to support its development requirements and the support of its new and existing customers; and that the risk factors noted above, individually or collectively, do not have a material impact on Ceridian. Any forward-looking statement made by Ceridian in this press release speaks only as of the date on which it is made. Ceridian undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

7 | Q4 2022 Earnings Release

Ceridian HCM Holding Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2022	2021
	(Dollars in millions, except share data)
ASSETS
Current assets:
Cash and equivalents	$431.9	$367.5
Restricted cash	0.8	1.9
Trade and other receivables, net	180.1	146.3
Prepaid expenses and other current assets	98.0	92.6
Total current assets before customer funds	710.8	608.3
Customer funds	4,183.2	3,535.8
Total current assets	4,894.0	4,144.1
Right of use lease asset	24.3	29.4
Property, plant, and equipment, net	174.9	128.2
Goodwill	2,280.0	2,323.6
Other intangible assets, net	281.6	332.5
Other assets	262.4	208.4
Total assets	$7,917.2	$7,166.2
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$7.8	$8.3
Current portion of long-term lease liabilities	10.0	11.3
Accounts payable	54.3	51.7
Deferred revenue	41.2	48.7
Employee compensation and benefits	97.4	77.3
Other accrued expenses	24.0	24.7
Total current liabilities before customer funds obligations	234.7	222.0
Customer funds obligations	4,298.8	3,519.9
Total current liabilities	4,533.5	3,741.9
Long-term debt, less current portion	1,213.4	1,124.4
Employee benefit plans	17.7	20.7
Long-term lease liabilities, less current portion	23.7	32.7
Other liabilities	19.5	19.0
Total liabilities	5,807.8	4,938.7
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par, 500,000,000 shares authorized, 153,856,645 and 151,995,031 shares issued and outstanding, respectively	1.5	1.5
Additional paid in capital	2,965.5	2,860.0
Accumulated deficit	(372.6)	(309.2)
Accumulated other comprehensive loss	(485.0)	(324.8)
Total stockholders’ equity	2,109.4	2,227.5
Total liabilities and equity	$7,917.2	$7,166.2

8 | Q4 2022 Earnings Release

Ceridian HCM Holding Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions, except share and per share data)
Revenue:
Recurring	$284.8	$231.6	$1,047.6	$850.7
Professional services and other	51.3	50.5	198.6	173.5
Total revenue	336.1	282.1	1,246.2	1,024.2
Cost of revenue:
Recurring	75.0	71.3	309.4	262.4
Professional services and other	66.1	53.7	238.7	194.6
Product development and management	44.9	39.8	169.9	134.0
Depreciation and amortization	15.0	13.4	55.0	50.9
Total cost of revenue	201.0	178.2	773.0	641.9
Gross profit	135.1	103.9	473.2	382.3
Selling, general, and administrative	131.8	101.3	499.0	417.8
Operating profit (loss)	3.3	2.6	(25.8)	(35.5)
Interest expense, net	8.7	10.4	28.6	35.9
Other (income) expense, net	(2.9)	2.7	8.5	18.9
Loss before income taxes	(2.5)	(10.5)	(62.9)	(90.3)
Income tax expense (benefit)	2.7	(1.0)	10.5	(14.9)
Net loss	$(5.2)	$(9.5)	$(73.4)	$(75.4)
Net loss per share:
Basic	$(0.03)	$(0.06)	$(0.48)	$(0.50)
Diluted	$(0.03)	$(0.06)	$(0.48)	$(0.50)
Weighted-average shares outstanding:
Basic	153,680,044	151,465,292	152,940,299	150,402,321
Diluted	153,680,044	151,465,292	152,940,299	150,402,321

9 | Q4 2022 Earnings Release

Ceridian HCM Holding Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended December 31,
	2022	2021
	(Dollars in millions)
Net loss	$(73.4)	$(75.4)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income tax benefit	(1.7)	(38.5)
Depreciation and amortization	89.0	77.5
Amortization of debt issuance costs and debt discount	4.6	16.9
Provision for doubtful accounts	2.2	1.8
Net periodic pension and postretirement cost	4.8	8.8
Share-based compensation	144.8	113.4
Change in fair value of contingent consideration	4.6	0.6
Gain on sale of assets	—	(19.1)
Lease abandonment costs	—	2.9
Other	(0.2)	0.9
Changes in operating assets and liabilities excluding effects of acquisitions and divestitures:
Trade and other receivables	(39.5)	(34.8)
Prepaid expenses and other current assets	(11.4)	(12.3)
Accounts payable and other accrued expenses	(0.2)	9.3
Deferred revenue	(5.6)	5.5
Employee compensation and benefits	21.2	2.3
Accrued interest	0.2	0.4
Accrued taxes	7.5	0.4
Other assets and liabilities	(14.3)	(11.8)
Net cash provided by operating activities	132.6	48.8
Cash Flows from Investing Activities
Purchase of customer funds marketable securities	(652.8)	(763.8)
Proceeds from sale and maturity of customer funds marketable securities	404.8	488.0
Expenditures for property, plant, and equipment	(20.2)	(11.5)
Expenditures for software and technology	(74.3)	(52.2)
Net proceeds from sale of assets	—	37.9
Acquisition costs, net of cash and restricted cash acquired	—	(409.5)
Net cash used in investing activities	(342.5)	(711.1)
Cash Flows from Financing Activities
Increase (decrease) in customer funds obligations, net	840.1	(195.7)
Proceeds from issuance of common stock under share-based compensation plans	38.4	95.4
Repayment of long-term debt obligations	(8.4)	(7.8)
Proceeds from revolving credit facility	—	295.0
Repayment of revolving credit facility	—	(295.0)
Proceeds from issuance of convertible senior notes, net of issuance costs	—	561.8
Purchases of capped calls related to convertible senior notes	—	(45.0)
Payment of debt refinancing costs	—	(1.2)
Net cash provided by financing activities	870.1	407.5
Effect of exchange rate changes on cash, restricted cash, and equivalents	(8.1)	(20.9)
Net increase (decrease) in cash, restricted cash, and equivalents	652.1	(275.7)
Cash, restricted cash, and equivalents at beginning of year	1,952.8	2,228.5
Cash, restricted cash, and equivalents at end of year	$2,604.9	$1,952.8
Reconciliation of cash, restricted cash, and equivalents to the consolidated balance sheets
Cash and equivalents	$431.9	$367.5
Restricted cash	0.8	1.9
Restricted cash and equivalents included in customer funds	2,172.2	1,583.4
Total cash, restricted cash, and equivalents	$2,604.9	$1,952.8
Supplemental Cash Flow Information:
Cash paid for interest	$30.1	$19.1
Cash paid for income taxes	17.6	33.4
Cash received from income tax refunds	8.0	3.3

10 | Q4 2022 Earnings Release

Ceridian HCM Holding Inc.

Revenue Financial Measures

(Unaudited)

	Three Months Ended December 31,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2022	2021	2022 vs. 2021		2022 vs. 2021
	(Dollars in millions)
Revenue:
Dayforce recurring, excluding float	$198.3	$163.2	21.5%	(2.8)%	24.3%
Dayforce float	26.2	7.2	263.9%	(6.9)%	270.8%
Total Dayforce recurring	224.5	170.4	31.7%	(3.0)%	34.7%
Powerpay recurring, excluding float	22.4	22.6	(0.9)%	(6.7)%	5.8%
Powerpay float	4.3	2.2	95.5%	(18.1)%	113.6%
Total Powerpay recurring	26.7	24.8	7.7%	(7.6)%	15.3%
Total Cloud recurring	251.2	195.2	28.7%	(3.6)%	32.3%
Dayforce professional services and other	47.5	46.1	3.0%	(3.5)%	6.5%
Powerpay professional services and other	0.3	0.1	200.0%	(—)%	200.0%
Total Cloud professional services and other	47.8	46.2	3.5%	(3.4)%	6.9%
Total Cloud revenue	299.0	241.4	23.9%	(3.5)%	27.4%
Bureau recurring, excluding float	31.3	35.7	(12.3)%	(5.0)%	(7.3)%
Bureau float	2.3	0.7	228.6%	(14.3)%	242.9%
Total Bureau recurring	33.6	36.4	(7.7)%	(5.2)%	(2.5)%
Bureau professional services and other	3.5	4.3	(18.6)%	(9.3)%	(9.3)%
Total Bureau revenue	37.1	40.7	(8.8)%	(5.6)%	(3.2)%
Total revenue	$336.1	$282.1	19.1%	(3.9)%	23.0%

Dayforce	$272.0	$216.5	25.6%	(3.1)%	28.7%
Powerpay	27.0	24.9	8.4%	(7.7)%	16.1%
Total Cloud revenue	$299.0	$241.4	23.9%	(3.5)%	27.4%

Dayforce, excluding float	$245.8	$209.3	17.4%	(3.0)%	20.4%
Powerpay, excluding float	22.7	22.7	(—)%	(6.6)%	6.6%
Cloud revenue, excluding float	268.5	232.0	15.7%	(3.4)%	19.1%
Cloud float	30.5	9.4	224.5%	(9.5)%	234.0%
Total Cloud revenue	$299.0	$241.4	23.9%	(3.5)%	27.4%

Cloud recurring, excluding float	$220.7	$185.8	18.8%	(3.3)%	22.1%
Bureau recurring, excluding float	31.3	35.7	(12.3)%	(5.0)%	(7.3)%
Total recurring, excluding float	252.0	221.5	13.8%	(3.5)%	17.3%
Total revenue, excluding float	$303.3	$272.0	11.5%	(3.6)%	15.1%
(a)
Ceridian has calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

11 | Q4 2022 Earnings Release

Ceridian HCM Holding Inc.

Revenue Financial Measures

(Unaudited)

	Year Ended December 31,		Percentage change in revenue as reported	Impact of changes in foreign currency (a)	Percentage change in revenue on constant currency basis (a)
	2022	2021	2022 vs. 2021		2022 vs. 2021
	(Dollars in millions)
Revenue:
Dayforce recurring, excluding float	$752.8	$596.9	26.1%	(1.6)%	27.7%
Dayforce float	62.4	29.7	110.1%	(3.0)%	113.1%
Total Dayforce recurring	815.2	626.6	30.1%	(1.6)%	31.7%
Powerpay recurring, excluding float	80.7	78.2	3.2%	(4.0)%	7.2%
Powerpay float	12.5	8.1	54.3%	(7.4)%	61.7%
Total Powerpay recurring	93.2	86.3	8.0%	(4.3)%	12.3%
Total Cloud recurring	908.4	712.9	27.4%	(2.0)%	29.4%
Dayforce professional services and other	181.7	159.3	14.1%	(2.5)%	16.6%
Powerpay professional services and other	0.7	0.9	(22.2)%	(—)%	(22.2)%
Total Cloud professional services and other	182.4	160.2	13.9%	(2.5)%	16.4%
Total Cloud revenue	1,090.8	873.1	24.9%	(2.1)%	27.0%
Bureau recurring, excluding float	133.9	134.5	(0.4)%	(3.6)%	3.2%
Bureau float	5.3	3.3	60.6%	(3.0)%	63.6%
Total Bureau recurring	139.2	137.8	1.0%	(3.6)%	4.6%
Bureau professional services and other	16.2	13.3	21.8%	(6.8)%	28.6%
Total Bureau revenue	155.4	151.1	2.8%	(4.0)%	6.8%
Total revenue	$1,246.2	$1,024.2	21.7%	(2.3)%	24.0%

Dayforce	$996.9	$785.9	26.8%	(1.9)%	28.7%
Powerpay	93.9	87.2	7.7%	(4.2)%	11.9%
Total Cloud revenue	$1,090.8	$873.1	24.9%	(2.1)%	27.0%

Dayforce, excluding float	$934.5	$756.2	23.6%	(1.7)%	25.3%
Powerpay, excluding float	81.4	79.1	2.9%	(3.9)%	6.8%
Cloud revenue, excluding float	1,015.9	835.3	21.6%	(2.0)%	23.6%
Cloud float	74.9	37.8	98.1%	(4.0)%	102.1%
Total Cloud revenue	$1,090.8	$873.1	24.9%	(2.1)%	27.0%

Cloud recurring, excluding float	$833.5	$675.1	23.5%	(1.8)%	25.3%
Bureau recurring, excluding float	133.9	134.5	(0.4)%	(3.6)%	3.2%
Total recurring, excluding float	967.4	809.6	19.5%	(2.1)%	21.6%
Total revenue, excluding float	$1,166.0	$983.1	18.6%	(2.3)%	20.9%
(a)
Ceridian has calculated revenue on a constant currency basis by applying the average foreign exchange rate in effect during the comparable prior period.

12 | Q4 2022 Earnings Release

Ceridian HCM Holding Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

The following table presents a reconciliation of the reported results to the non-GAAP financial measures EBITDA, Adjusted EBITDA, and Adjusted EBITDA margin:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions)
Net loss	$(5.2)	$(9.5)	$(73.4)	$(75.4)
Interest expense, net	8.7	10.4	28.6	35.9
Income tax expense (benefit)	2.7	(1.0)	10.5	(14.9)
Depreciation and amortization	24.6	18.2	89.0	77.5
EBITDA	30.8	18.1	54.7	23.1
Foreign exchange (gain) loss	(3.8)	1.0	3.5	9.5
Share-based compensation (a)	31.3	30.9	145.1	116.8
Severance charges (b)	5.1	1.6	33.7	7.4
Restructuring consulting fees (c)	2.6	2.8	7.7	16.7
Other non-recurring items (d)	1.7	(15.7)	5.7	(11.0)
Adjusted EBITDA	$67.7	$38.7	$250.4	$162.5
Net profit margin (e)	(1.5)%	(3.4)%	(5.9)%	(7.4)%
Adjusted EBITDA margin	20.1%	13.7%	20.1%	15.9%

(a)
Represents share-based compensation expense and related employer taxes.
(b)
Represents costs for severance compensation paid to employees whose positions have been eliminated or who have been terminated not for cause. During the three months and year ended December 31, 2022, Ceridian incurred severance charges in conjunction with the re-balancing of the workforce across its global footprint in the amount of $2.4 million and $21.0 million, respectively, within cost of recurring revenue.
(c)
Represents consulting fees and expenses incurred during the periods presented in connection with any acquisition, investment, disposition, recapitalization, equity offering, issuance or repayment of debt, issuance of equity interests, or refinancing.
(d)
Represents (1) the net impact of the abandonment of certain leased facilities, resulting in a net gain of $0.3 million in 2022 and $17.2 million in 2021 primarily as a result of the $19.1 million gain on the sale of the St. Petersburg, Florida facility, (2) the impact of $4.6 million and $0.6 million related to the fair value adjustments of the DataFuzion HCM, Inc. ("DataFuzion") contingent consideration in 2022 and 2021, respectively, and (3) the difference of $1.4 million and $5.6 million in 2022 and 2021, respectively, between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status.
(e)
Net profit margin is determined by calculating the percentage that net loss is of total revenue.

13 | Q4 2022 Earnings Release

The following tables present a reconciliation of the reported results to the non-GAAP financial measures EBITDA, Adjusted EBITDA, Adjusted operating profit, Adjusted net income, and Adjusted diluted net income per share for all periods presented:

	Three Months Ended December 31, 2022
	As reported	Share-based compensation	Severance charges	Other (a)	Adjusted (b)
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring
Cloud	$65.3	$2.8	$2.6	$—	$59.9
Bureau	9.7	0.5	0.6	—	8.6
Total recurring	75.0	3.3	3.2	—	68.5
Professional services and other	66.1	3.2	0.2	—	62.7
Product development and management	44.9	5.8	0.2	—	38.9
Depreciation and amortization	15.0	—	—	—	15.0
Total cost of revenue	201.0	12.3	3.6	—	185.1
Sales and marketing	68.1	5.5	0.9	—	61.7
General and administrative	63.7	13.5	0.6	12.0	37.6
Operating profit	3.3	31.3	5.1	12.0	51.7
Other (income) expense, net	(2.9)	—	—	(3.5)	0.6
Depreciation and amortization	24.6	—	—	(8.0)	16.6
EBITDA	30.8	31.3	5.1	0.5	67.7
Interest expense, net	8.7	—	—	—	8.7
Income tax expense (c)	2.7	—	—	(3.8)	6.5
Depreciation and amortization	24.6	—	—	8.0	16.6
Net (loss) income	$(5.2)	$31.3	$5.1	$4.7	$35.9
Net (loss) income per share - basic (d)	$(0.03)	$0.20	$0.03	$0.03	$0.23
Net (loss) income per share - diluted (d)	$(0.03)	$0.20	$0.03	$0.03	$0.23

(a)
Other includes amortization of acquisition-related intangible assets, restructuring consulting fees, the impact of the fair value adjustment for the DataFuzion contingent consideration, the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, the net impact related to the abandonment of certain leased facilities, and foreign exchange gain.
(b)
The Adjusted column is a non-GAAP financial measure, adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, amortization of acquisition-related intangible assets, and other non-recurring items, all of which are adjusted for the effect of income taxes.
(c)
Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(d)
Both GAAP and Adjusted net income (loss) per share are calculated by dividing either GAAP or Adjusted net income by the basic or diluted weighted average common shares outstanding. When adjusted diluted net income per share is positive, diluted weighted average common shares outstanding incorporate the effect of dilutive equity instruments. GAAP basic and diluted net loss per share are calculated based upon 153,680,044 weighted-average shares of common stock and Adjusted basic and diluted net income per share are calculated based upon 153,680,044 and 156,536,175 weighted-average shares of common stock, respectively.

14 | Q4 2022 Earnings Release

	Three Months Ended December 31, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Adjusted (b)
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring
Cloud	$54.3	$2.8	$0.3	$—	$51.2
Bureau	17.0	0.4	0.1	—	16.5
Total recurring	71.3	3.2	0.4	—	67.7
Professional services and other	53.7	2.4	0.1	—	51.2
Product development and management	39.8	4.8	0.1	—	34.9
Depreciation and amortization	13.4	—	—	—	13.4
Total cost of revenue	178.2	10.4	0.6	—	167.2
Sales and marketing	64.0	3.7	0.3	—	60.0
General and administrative	37.3	16.8	0.7	(11.7)	31.5
Operating profit	2.6	30.9	1.6	(11.7)	23.4
Other expense (income), net	2.7	—	—	4.4	(1.7)
Depreciation and amortization	18.2	—	—	(4.6)	13.6
EBITDA	18.1	30.9	1.6	(11.9)	38.7
Interest expense, net	10.4	—	—	—	10.4
Income tax (benefit) expense (c)	(1.0)	—	—	(1.8)	0.8
Depreciation and amortization	18.2	—	—	4.6	13.6
Net (loss) income	$(9.5)	$30.9	$1.6	$(9.1)	$13.9
Net (loss) income per share - basic (d)	$(0.06)	$0.20	$0.01	$(0.06)	$0.09
Net (loss) income per share - diluted (d)	$(0.06)	$0.20	$0.01	$(0.06)	$0.09

(a)
Other includes net gain related to the abandonment of certain leases, primarily as a result of the $19.1 million gain on the sale of Ceridian's St. Petersburg, Florida facility, amortization of acquisition-related intangible assets, foreign exchange loss, restructuring consulting fees, the difference between the historical five-year average run rate and the current period actuarially determined pension expense resulting from the changes in investment strategy associated with protecting the now fully funded status of its largest U.S pension plan, and the impact of the fair value adjustment for the DataFuzion contingent consideration.
(b)
The Adjusted column is a non-GAAP financial measure, adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, amortization of acquisition-related intangible assets, and other non-recurring items, all of which are adjusted for the effect of income taxes.
(c)
Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(d)
Both GAAP and Adjusted net income (loss) per share are calculated by dividing either GAAP or Adjusted net income by the basic or diluted weighted average common shares outstanding. When adjusted diluted net income per share is positive, diluted weighted average common shares outstanding incorporate the effect of dilutive equity instruments. GAAP basic and diluted net loss per share are calculated based upon 151,465,292 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 151,465,292 and 157,799,902 weighted-average shares of common stock, respectively.

15 | Q4 2022 Earnings Release

	Year Ended December 31, 2022
	As reported	Share-based compensation	Severance charges	Other (a)	Adjusted (b)
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring
Cloud	$254.4	$14.2	$19.5	$—	$220.7
Bureau	55.0	1.5	3.0	—	50.5
Total recurring	309.4	15.7	22.5	—	271.2
Professional services and other	238.7	13.7	0.7	—	224.3
Product development and management	169.9	24.7	4.2	—	141.0
Depreciation and amortization	55.0	—	—	—	55.0
Total cost of revenue	773.0	54.1	27.4	—	691.5
Sales and marketing	251.5	24.4	4.2	—	222.9
General and administrative	247.5	66.6	2.1	43.2	135.6
Operating (loss) profit	(25.8)	145.1	33.7	43.2	196.2
Other expense, net	8.5	—	—	4.6	3.9
Depreciation and amortization	89.0	—	—	(30.9)	58.1
EBITDA	$54.7	$145.1	$33.7	$16.9	$250.4
Interest expense, net	28.6	—	—	—	28.6
Income tax expense (benefit) (c)	10.5	—	—	(32.7)	43.2
Depreciation and amortization	89.0	—	—	30.9	58.1
Net (loss) income	$(73.4)	$145.1	$33.7	$15.1	$120.5
Net (loss) income per share - basic (d)	$(0.48)	$0.95	$0.22	$0.10	$0.79
Net (loss) income per share - diluted (d)	$(0.48)	$0.93	$0.22	$0.10	$0.77

(a)
Other includes amortization of acquisition-related intangible assets, restructuring consulting fees, the impact of the fair value adjustment for the DataFuzion contingent consideration, foreign exchange loss, the difference between the historical five-year average pension expense and the current period actuarially determined pension expense associated with the planned termination of the frozen U.S. pension plan and related changes in investment strategy associated with protecting the now fully funded status, and the net impact of the abandonment of certain leased facilities.
(b)
The Adjusted column is a non-GAAP financial measure, adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, amortization of acquisition-related intangible assets, and other non-recurring items, all of which are adjusted for the effect of income taxes.
(c)
Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(d)
Both GAAP and Adjusted net income (loss) per share are calculated by dividing either GAAP or Adjusted net income by the basic or diluted weighted average common shares outstanding. When adjusted diluted net income per share is positive, diluted weighted average common shares outstanding incorporate the effect of dilutive equity instruments. GAAP basic and diluted net loss per share are calculated based upon 152,940,299 weighted-average shares of common stock and Adjusted basic and diluted net income per share are calculated based upon 152,940,299 and 155,802,557 weighted-average shares of common stock, respectively.

16 | Q4 2022 Earnings Release

	Year Ended December 31, 2021
	As reported	Share-based compensation	Severance charges	Other (a)	Adjusted (b)
	(Dollars in millions, except per share data)
Cost of revenue:
Recurring
Cloud	$197.7	$11.0	$0.5	$—	$186.2
Bureau	64.7	1.9	1.5	—	61.3
Total recurring	262.4	12.9	2.0	—	247.5
Professional services and other	194.6	9.5	0.2	—	184.9
Product development and management	134.0	18.0	0.6	—	115.4
Depreciation and amortization	50.9	—	—	—	50.9
Total cost of revenue	641.9	40.4	2.8	—	598.7
Sales and marketing	218.5	13.8	1.9	—	202.8
General and administrative	199.3	62.6	2.7	21.9	112.1
Operating (loss) profit	(35.5)	116.8	7.4	21.9	110.6
Other expense, net	18.9	—	—	17.2	1.7
Depreciation and amortization	77.5	—	—	(23.9)	53.6
EBITDA	23.1	116.8	7.4	15.2	162.5
Interest expense, net	35.9	—	—	—	35.9
Income tax (benefit) expense (c)	(14.9)	—	—	(23.6)	8.7
Depreciation and amortization	77.5	—	—	23.9	53.6
Net (loss) income	$(75.4)	$116.8	$7.4	$15.5	$64.3
Net (loss) income per share - basic (d)	$(0.50)	$0.78	$0.05	$0.10	$0.43
Net (loss) income per share - diluted (d)	$(0.50)	$0.74	$0.05	$0.10	$0.41

(a)
Other includes amortization of acquisition-related intangible assets, net gain related to the abandonment of certain leases, primarily as a result of the $19.1 million gain on the sale of Ceridian's St. Petersburg, Florida facility, foreign exchange loss, restructuring consulting fees, the difference between the historical five-year average run rate and the current period actuarially determined pension expense resulting from the changes in investment strategy associated with protecting the now fully funded status of its largest U.S pension plan, and the impact of the fair value adjustment for the DataFuzion contingent consideration.
(b)
The Adjusted column is a non-GAAP financial measure, adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, amortization of acquisition-related intangible assets, and other non-recurring items, all of which are adjusted for the effect of income taxes.
(c)
Income tax effects have been calculated based on the statutory tax rates in effect in the U.S. and foreign jurisdictions during the period.
(d)
Both GAAP and Adjusted net income (loss) per share are calculated by dividing either GAAP or Adjusted net income by the basic or diluted weighted average common shares outstanding. When adjusted diluted net income per share is positive, diluted weighted average common shares outstanding incorporate the effect of dilutive equity instruments. GAAP basic and diluted net loss per share are calculated based upon 150,402,321 weighted-average shares of common stock, and Adjusted basic and diluted net income per share are calculated based upon 150,402,321 and 156,842,934 weighted-average shares of common stock, respectively.

17 | Q4 2022 Earnings Release

The following tables present a reconciliation of the reported results to the non-GAAP financial measures Adjusted Cloud recurring gross margin for all periods presented:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Dollars in millions)
Cloud recurring revenue	$251.2	$195.2	$908.4	$712.9

Cost of revenue - Cloud recurring - as reported	$65.3	$54.3	$254.4	197.7
Share-based compensation	2.8	2.8	14.2	11.0
Severance charges	2.6	0.3	19.5	0.5
Cost of revenue - Cloud recurring - as adjusted (a)	$59.9	$51.2	$220.7	$186.2
Gross margin - Cloud recurring - as reported	74.0%	72.2%	72.0%	72.3%
Gross margin - Cloud recurring - as adjusted (a)	76.2%	73.8%	75.7%	73.9%

(a)
The Adjusted figures are non-GAAP financial measures, adjusted to exclude share-based compensation expense and related employer taxes, and severance charges.

Use of Non-GAAP Financial Measures

Ceridian uses certain non-GAAP financial measures in this release including EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted operating profit, Adjusted net income, Adjusted diluted net income per share, revenue on a constant currency basis, Cloud ARR, Annual Dayforce revenue retention rate, Dayforce recurring revenue per customer, and Adjusted Cloud recurring gross margin. Ceridian believes that these non-GAAP financial measures are useful to management and investors as supplemental measures to evaluate its overall operating performance including comparison across periods and with competitors. Ceridian's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are components of Ceridian’s management incentive plan.

Ceridian defines its non-GAAP financial measures as follows:

•
EBITDA is defined as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, and other non-recurring items.
•
Adjusted EBITDA margin is determined by calculating the percentage Adjusted EBITDA is of total revenue.
•
Cloud recurring gross margin is defined as total Cloud recurring revenue less cost of Cloud recurring revenue as a percentage of total Cloud recurring revenue, which is exclusive of any product development and management or depreciation and amortization cost allocations. Adjusted Cloud recurring gross margin is defined as total Cloud recurring revenue less cost of Cloud recurring revenue, as adjusted to exclude share-based compensation and severance charges, as a percentage of total Cloud recurring revenue, which is exclusive of any product development and management or depreciation and amortization cost allocations.
•
Adjusted operating profit is defined as operating profit (loss), as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, amortization of acquisition-related intangible assets, and other non-recurring items.
•
Adjusted net income is defined as net income (loss), as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees, amortization of acquisition-related intangible assets, and other non-recurring items, all of which are adjusted for the effect of income taxes.

18 | Q4 2022 Earnings Release

•
Adjusted diluted net income per share is calculated by dividing adjusted net income by diluted weighted average common shares outstanding. When adjusted diluted net income per share is positive, diluted weighted average common shares outstanding incorporate the effect of dilutive equity instruments.
•
Revenue on a constant currency basis is calculated by applying the average foreign exchange rate in effect during the comparable prior period.
•
Cloud ARR is calculated by starting with recurring revenue at year end, excluding revenue from Ascender and ADAM HCM, subtracting the once-a-year charges, annualizing the revenue for customers live for less than a full year to reflect the revenue that would have been realized if the customer had been live for a full year, and adding back the once-a-year charges. Ceridian has not reconciled Cloud ARR because there is no directly comparable GAAP financial measure.
•
Annual Dayforce revenue retention rate is calculated as a percentage, excluding Ascender and ADAM HCM, where the numerator is the Dayforce ARR for the prior year, less the Dayforce ARR from lost Dayforce customers during that year; and the denominator is the Dayforce ARR for the prior year. Ceridian has not reconciled Annual Dayforce revenue retention rate because there is no directly comparable GAAP financial measure.
•
Dayforce recurring revenue per customer is an indicator of the average size of Dayforce recurring revenue customers. To calculate Dayforce recurring revenue per customer, Ceridian starts with Dayforce recurring revenue on a constant currency basis by applying the same exchange rate to all comparable periods for the trailing twelve months and excludes float revenue, the impact of lower employment levels in 2021 due to the COVID-19 pandemic, and Ascender and ADAM HCM revenue. This amount is divided by the number of live Dayforce customers at the end of the trailing twelve month period, excluding Ascender and ADAM HCM. Ceridian has not reconciled the Dayforce recurring revenue per customer because there is no directly comparable GAAP financial measure.

Ceridian's presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted operating profit, Adjusted net income, Adjusted diluted net income per share, revenue on a constant currency basis, Cloud ARR, Annual Dayforce revenue retention rate, Dayforce recurring revenue per customer, and Adjusted Cloud recurring gross margin are intended as supplemental measures of Ceridian's performance that are not required by, defined under, or presented in accordance with, GAAP. These non-GAAP financial measures should not be considered as alternatives to Ceridian's results as reported under GAAP, have important limitations as analytical tools, and Ceridian's use of these terms may not be comparable to similarly titled measures of other companies in its industry. Ceridian's presentation of non-GAAP financial measures should not be construed to imply that future results will be unaffected by similar items to those eliminated in this presentation.

Source: Ceridian HCM Holding Inc.

For further information, please contact:

Investor Relations

1-844-829-9499

investors@ceridian.com

Public Relations

1-647-417-2117

teri.murphy@ceridian.com

19 | Q4 2022 Earnings Release